Exhibit 99.1

Amarin Reports Record Fourth Quarter and Full Year 2017 Financial Results

and Provides Update on Operations

Record Revenue of $181.1 Million and $53.9 Million for Full Year and Fourth Quarter 2017

REDUCE-IT Cardiovascular Outcomes Study Remains on Schedule to Report Top-Line Results Before the End of Q3 2018

Management to Host Conference Call at 7:30 a.m. ET Today

BEDMINSTER, N.J., and DUBLIN, Ireland, Feb 27, 2018- Amarin Corporation plc (NASDAQ:AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and year ended December 31, 2017, and provided an update on company operations.

Key Amarin achievements in 2017 include:

•

Revenue growth: Recognized total revenue of $181.1 million for 2017 comprised of $179.8 million in net product revenue from U.S. sales of Vascepa® (icosapent ethyl) and $1.3 million in licensing revenue related to collaborations for the commercialization of Vascepa outside the United States. The net product revenue for 2017 represents an increase of $50.9 million over 2016. Included in annual total revenue was $53.9 million recognized in the fourth quarter of 2017, comprised of $53.5 million in net product revenue and $0.4 million in licensing revenue. As previously reported, Amarin has guided that 2018 net product revenue from sales of Vascepa in the United States is anticipated to be approximately $230 million without adjustment for the potential impact of REDUCE-IT results. This guidance for 2018 will be reassessed after REDUCE-IT results.

•	Prescription growth: Increased normalized prescriptions for Vascepa by 45% and 42% in 2017 compared to 2016 based on data from Symphony Health and IQVIA (formerly QuintilesIMS), respectively.
•

R&D progress: REDUCE-IT, Amarin’s potential landmark long-term cardiovascular outcomes study, is designed to provide data to support a significantly expanded market opportunity for Vascepa. An important step in completing this study is having all living patients in the study visit their clinical site for the final collection of data. In accordance with the previously defined schedule, such final patient visits are scheduled to commence March 1, 2018. The company anticipates reporting top-line results from this study by the end of the third quarter of 2018.

•

Research data: During 2017, Amarin supported 25 scientific publications or presentations including four in the fourth quarter of 2017 with additional publications and presentations anticipated in 2018. Two of the publications in the fourth quarter of 2017 reported results of real world evidence studies, both of which reported experience from managed care databases suggesting that the cost of care and incidence of major adverse cardiovascular events in statin-treated patients are considerably higher when patients have high rather than normal levels of triglycerides.

•

Strengthened balance sheet: At December 31, 2017, Amarin had $73.6 million of cash and cash equivalents. In February 2018, Amarin received approximately $65.0 million of net proceeds from a registered offering of our American Depositary Shares (ADSs).

“Amarin’s growth and operating progress in 2017 were substantial and position the company for further value creation in 2018,” stated John F. Thero, president and chief executive officer. “In 2018, we anticipate revenues to continue to grow based on our current promotion of Vascepa and we expect to significantly expand the promotion of Vascepa assuming the results of our landmark cardiovascular outcomes study, the REDUCE-IT study, are successful. Leaders in the medical community share our interest in learning the results of this study, which results we expect to learn before the end of Q3 2018.”

Increases in New and Recurring Prescriptions Drive Steady Commercial Growth

During the fourth quarter, Amarin continued to see prescription growth and increases in prescription omega-3 and non-statin market share, particularly among detailed physicians. Estimated normalized total Vascepa prescriptions, based on data from Symphony Health and IQVIA (formerly QuintilesIMS), totaled approximately 394,000 and 406,000, indicating increases of 38% and 40%, respectively, for the three months ended December 31, 2017 compared to the corresponding prior year period. Further, prescription levels for the full year 2017 represented growth of approximately 45% and 42%, respectively, from prior year levels based on data from these sources. These increases in prescription levels reflect sales and marketing activities of both Amarin and our Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc., with growth driven for the full year and fourth quarter of 2017 by new patient starts, focused message delivery, compelling supportive data and improved managed care coverage.

REDUCE-IT Cardiovascular Outcomes Study Scheduled to Read Out Before the End of Q3 2018

Based on scheduled commencement of final patient site visits on March 1, 2018, Amarin expects study results to be available and made public before the end of the third quarter of 2018, followed by publication of the results. The company extends its appreciation to the patients and clinical sites involved in this important study. Patient enrollment in this study commenced in 2011. When completed, Amarin estimates that the average duration of patients in this study of major adverse cardiovascular events will, as initially projected, be between four and five years.

This 8,175-patient outcomes study is evaluating whether treatment with Vascepa reduces cardiovascular events in patients who despite stabilized statin therapy have elevated triglyceride levels and other cardiovascular risk factors. The results of this important trial, if successful, could lead to improved medical care for tens of millions of patients. Amarin is positioned to be the first company to complete an outcomes study in the high cardiovascular risk patient population being studied in REDUCE-IT.

The primary endpoint of this global, double-blind study is the time to the first occurrence of a composite of major adverse cardiovascular events (MACE). Results will be compared between the Vascepa and placebo groups. The study is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Amarin is intentionally blinded to the results of the study and will remain blinded to the results of the study until after the study is completed and the database is locked.

Over the multi-year term of this first ever study of the at-risk patient population being studied in REDUCE-IT, the number of deaths from cardiovascular disease has further increased as has the cost of care for cardiovascular disease. In the United States and most of the world, the number of deaths and the cost of care resulting from cardiovascular disease are greater than any other medical condition, more than all cancers combined1. Vascepa, if proven effective in the REDUCE-IT study at lowering the incidence of major adverse cardiovascular events, is positioned to potentially become a cost-effective alternative for preventing such tragic and expensive events in millions of patients who are at risk despite the current standard of care.

As detailed in the Investor Relations section of the company’s website at www.amarincorp.com, there is substantial epidemiological, genetic and clinical data supporting that the broad positive effects of Vascepa on biomarkers, as demonstrated in Phase 3 studies, should translate into positive results in the REDUCE-IT study. As is true for any pioneering therapy, there are risks and uncertainties whenever addressing a population which has not been previously studied. Earlier generation therapies have not been prospectively studied in the REDUCE-IT patient population and are limited by data which shows that while they lower triglyceride levels in patients with high triglycerides, in doing so they raise bad cholesterol (LDL-cholesterol) or have tolerability issues or other safety concerns which may discourage their further study in this population. Vascepa is unique and, Amarin believes, well positioned for potential success in the REDUCE-IT study.

Financial Update

Net product revenue for the three months ended December 31, 2017 and 2016 was $53.5 million and $38.4 million, respectively. Net product revenue for the years ended December 31, 2017 and 2016 was $179.8 million and $129.0 million, respectively. Increased revenue is mainly attributed to increased Vascepa prescriptions.

In addition, Amarin recognized licensing revenue of $1.3 million and $1.1 million for the years ended December 31, 2017 and 2016, respectively, related to agreements for the commercialization of Vascepa outside the United States. Amarin's partner for Vascepa in China recently commenced a clinical trial in China of Vascepa studying patients with triglyceride levels >500 mg/dL.

Cost of goods sold for the three months ended December 31, 2017 and 2016 was $13.4 million and $10.2 million, respectively. Cost of goods sold for the years ended December 31, 2017 and 2016 was $45.0 million and $34.4 million, respectively. Gross margin on product sales was 75% in the quarter and year ended December 31, 2017, as compared to 74% and 73% in the quarter and year ended December 31, 2016, respectively. This improvement was primarily driven by lower unit cost API purchases.

Selling, general and administrative expenses for the years ended December 31, 2017 and 2016 were $134.5 million $111.4 million, respectively. This increase is due primarily to increased promotional activities, including commercial spend for anticipated expansion following successful REDUCE-IT results, and increased legal costs, which are subject to quarterly variability.

Research and development expenses for the years ended December 31, 2017 and 2016 were $47.2 million and $50.0 million, respectively. This decrease is primarily due to timing of the REDUCE-IT trial and related costs.

Amarin reported a net loss of $67.9 million in the year ended December 31, 2017, or basic and diluted loss per share of $0.25. This net loss included $14.0 million in non-cash stock-based compensation expense. This net loss, as previously guided, also included an allowance offsetting deferred income taxes. This non-cash allowance represents most of the company’s reported $13.0 million provision for income taxes. For the year ended December 31, 2016, Amarin reported a net loss of $86.4 million, or basic and diluted loss per share of $0.41. This net loss included $13.6 million in non-cash stock-based compensation expense, an $8.2 million non-cash gain on the change in fair value of derivatives, and a provision for income taxes of $13.0 million, the majority of which was non-cash.

As of December 31, 2017, the company had $45.3 million in net accounts receivable ($57.8 million in gross accounts receivable before allowances and reserves), which are current, and $30.3 million in inventory. As of December 31, 2017, the company had accounts payable and accrued expenses of $84.1 million which increased from $43.8 million at December 31, 2016 primarily due to company growth, including the magnitude and timing of rebates and certain supplier payments associated with supporting increased revenue.

As of December 31, 2017, Amarin had approximately 271.0 million ADSs and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 24.1 million equivalent shares underlying stock options at a weighted-average exercise price of $3.26, as well as 12.0 million equivalent shares underlying restricted or deferred stock units. Additionally, in February 2018 Amarin completed a registered offering of approximately 19.2 million ADSs.

Financial Guidance

Amarin provided financial guidance for 2018 in its press release on January 4, 2018. That guidance is unchanged, except that Amarin’s recently completed financing has firmed up its commitment to increase awareness of Vascepa through additional promotional efforts beginning in Q2 2018, including piloting multi-media awareness initiatives to assess the potential effectiveness of such communication for potential broader use after REDUCE-IT results, assuming study success. The incremental cost of this pilot promotion prior to REDUCE-IT results is estimated at between $15 and $20 million. The priority will be to establish brand awareness with consumers and healthcare professionals, most of whom are currently unfamiliar with Vascepa. The company believes that creating greater Vascepa awareness prior to REDUCE-IT results will help the value of REDUCE-IT results be better appreciated. Amarin has not done any promotion of this nature in the past.

Amarin's core strategy is as follows:

1) Continue to aggressively grow revenues;

2) Complete the REDUCE-IT study on a timely basis while maximizing the likelihood of success; and

3) Operate in a cost-effective, opportunistic manner.

The company's outlook for 2018 is divided between the timeframes before and after anticipated results of the REDUCE-IT cardiovascular outcomes study. REDUCE-IT is expected to be completed in 2018 with top-line results reported before the end of Q3 2018. The degree of cardiovascular relative risk reduction achieved in this study will impact future levels of Vascepa promotion and revenues. Assuming a statistically significant relative risk reduction of at least 15% is achieved and, as expected, there is no major negative safety issue identified, the company intends to expand its U.S.-based sales force promptly after the outcomes study results. This post-REDUCE-IT plan would increase Amarin’s current level of approximately 150 sales representatives calling on targeted physicians in limited geographies, to more than 400 sales representatives with considerably broader reach and increased frequency of sales calls. Amarin plans to support this sales force growth with increased promotional outreach to consumers and other expanded promotion of Vascepa.

The financial guidance described below reflects expectations prior to the impact of REDUCE-IT results. The company intends to update guidance after such outcomes study results are known. The company begins 2018 expecting to achieve the following results:

U.S. Product Revenue: Without adjustment for the impact of REDUCE-IT results, the company estimates full year 2018 net product revenue from Vascepa will grow approximately $50 million to reach approximately $230 million. Amarin estimates that in each quarter of 2018, net product revenue should grow approximately 30% or more as compared to the same quarter in 2017. This guidance for 2018 will be updated after REDUCE-IT results. The company anticipates quarterly variability to continue with respect to net product revenue. For example, seasonal factors associated with large beginning of the year insurance deductibles for patients under certain medical insurance plans have historically slowed prescription rates in the first quarter of each year. Amarin estimates that its net product revenue in Q1 2018 will be between $45 and $48 million, representing significant growth over the same period in the prior year. Further, consistent with prior year results, Amarin anticipates that Q2 2018 results will rebound on a consecutive quarter basis with net product revenue anticipated in Q2 2018 of $55 million or more.

R&D Spending: The REDUCE-IT study, which commenced in December 2011, is expected to be completed in 2018 with top-line results made public before the end of Q3 2018 and, if all goes as expected, publication and presentation of the results at a medical congress before the end of 2018. REDUCE-IT R&D costs generally have been between $10 and $15 million per quarter with variability from quarter to quarter. This level and quarterly variability of spending are likely to continue until the study is completed and published. Realized savings after patients in the study complete their final study visits are anticipated to be offset by costs of preparing for publication and other activities intended to support robust reporting and presentation of results from this first ever prospective study of the large population of patients being evaluated in REDUCE-IT. While the company is evaluating various potential product development projects to emphasize after REDUCE-IT, the primary thrust of the company's development efforts in 2018 are anticipated to be related to completing the REDUCE-IT study and then publishing and presenting its results.

SG&A Spending: After learning the results of the REDUCE-IT study, assuming the results are positive, the company intends to significantly expand the size of its U.S.-based sales force and to otherwise significantly expand commercial promotion of Vascepa in the United States, including direct to consumer promotion. Prior to REDUCE-IT results, the company, consistent with its growth over the past four years, will work to continue to increase sales productivity from its existing field team. During the period prior to REDUCE-IT results, the company intends to continue to expand medical education and market awareness initiatives. In addition, as described above, Amarin intends to pilot test new promotional initiatives for potential broader application following REDUCE-IT results.

Balance Sheet: Based on its current cash balance and anticipated net cash flows, Amarin believes that it has adequate cash to get to REDUCE-IT results, including top-line results and subsequent presentation at a medical congress. The extent to which, if any, additional capital may be needed to expand promotion of Vascepa following REDUCE-IT results cannot currently be determined. In some respects, the more favorable the results are from REDUCE-IT, the greater the amount that the company may determine it is best to spend on product promotion. During the period of 2018 that is prior to REDUCE-IT results, the company expects to be net cash flow positive, excluding interest, royalties and payments for REDUCE-IT R&D and other costs incurred (mostly medical affairs and supply-related expenditures) in preparation for positive REDUCE-IT results. However, these results will continue to vary from quarter to quarter, including, as seen in prior years, the impact of certain annual payments in Q1 which will likely result in Q1 2018 net cash outflows exceeding those in Q4 2017. The company anticipates that accounts receivable will grow in proportion to net revenue growth and remain current. The company anticipates that inventory balances will grow in proportion to anticipated revenue growth, plus up to approximately $10 million for incremental inventory build prior to REDUCE-IT results. The company periodically reviews proposals to borrow against accounts receivable and inventory balances, and such opportunities may expand after REDUCE-IT results. However, no commitment currently exists for such arrangements.

Conference Call and Webcast Information

Amarin will host a conference call at 7:30 a.m. ET today, February 27, 2018. The call will be webcast live with slides and accessible through the investor relations section of the company’s website at www.amarincorp.com. The call can also be heard via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-481-4010. A replay of the call will also be available through the company's website shortly after the call. For both dial-in numbers please use conference PIN 25598.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin's product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin's first FDA-approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) Capsules

Vascepa® (icosapent ethyl) capsules are a single-molecule prescription product consisting of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa, known in scientific literature as AMR101, has been designated a new chemical entity by the FDA. Amarin has been issued multiple patents internationally based on the unique clinical profile of Vascepa, including the drug’s ability to lower triglyceride levels in relevant patient populations without raising LDL-cholesterol levels.

FDA-Approved Indication and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components.
•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.
•

The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction > 3% and greater than placebo.

•	Patients receiving treatment with Vascepa and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.
•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.
•	Patients should be advised to swallow Vascepa capsules whole; not to break open, crush, dissolve, or chew Vascepa.
•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

About Cardiovascular Disease

Worldwide, cardiovascular disease (CVD) remains the #1 killer of men and women. In the United States CVD leads to one in every three deaths – one death approximately every 38 seconds – with annual treatment cost in excess of $500 billion.1, 2

Beyond the cardiovascular risk associated with LDL-C, genetic, epidemiologic, clinical and real-world data suggest that patients with elevated triglycerides (TG) (fats in the blood), and TG-rich lipoproteins, are at increased risk for cardiovascular disease. 3, 4, 5, 6

Leading clinical investigations seeking to address cardiovascular risk reduction beyond lowering LDL-C focus on interrupting the atherosclerotic process (e.g., plaque formation and instability) by beneficially affecting other lipid, lipoprotein and inflammation biomarkers and cellular functions thought to be related to atherosclerosis and cardiovascular events.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the future promotion and commercialization plans for Vascepa; expectations regarding future Vascepa sales and resulting revenue and company expenses for 2018 and inclusive quarterly periods; expectations related to multiple elements of Amarin's 2018 financial outlook such as anticipated expenses, cash balances and financing needs under various scenarios; expectations for continued event rates, timing of last patient visits, results and related announcement timing associated with Amarin's REDUCE-IT cardiovascular outcomes study; expectations related to the successful completion of REDUCE-IT; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa, regulatory reviews and approvals of Vascepa internationally and related commercial potential. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin's ability to effectively commercialize Vascepa will depend in part on efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa in new and current uses, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to continue to effectively finance its business, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that related cost may increase beyond expectations; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for intended uses; the risk that patents may not be upheld in patent litigation and applications may not result in issued patents sufficient to protect the Vascepa franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (http://www.amarincorp.com/), the investor relations website (http://investor.amarincorp.com/), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

References

1 American Heart Association. 2018. Disease and Stroke Statistics-2018 Update.

2 American Heart Association. 2017. Cardiovascular disease: A costly burden for America projections through 2035.

3 Budoff M. Triglycerides and triglyceride-rich lipoproteins in the causal pathway of cardiovascular disease. Am J Cardiol. 2016;118:138-145.

4 Toth PP, Granowitz C, Hull M, et al. High triglycerides increase cardiovascular events, medical costs, and resource utilization in a real-world analysis of statin-treated patients with high cardiovascular risk and well-controlled low-density lipoprotein cholesterol [abstract]. Circulation. 2017;136(suppl 1):A15187.

5 Nordestgaard BG. Triglyceride-rich lipoproteins and atherosclerotic cardiovascular disease - New insights from epidemiology, genetics, and biology. Circ Res. 2016;118:547-563.

6 Nordestgaard BG, Varbo A. Triglycerides and cardiovascular disease. Lancet. 2014; 384: 626–635.

Amarin Contact Information:

Investor Relations:

Elisabeth Schwartz

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2992

lstern@troutgroup.com

Media Inquiries:

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited*

	December 31, 2017	December 31, 2016
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$73,637	$98,251
Restricted cash	600	600
Accounts receivable, net	45,318	19,985
Inventory	30,260	20,507
Prepaid and other current assets	3,455	6,983
Total current assets	153,270	146,326
Property, plant and equipment, net	28	78
Deferred tax assets	—	11,082
Other long-term assets	174	741
Intangible asset, net	8,126	8,772
TOTAL ASSETS	$161,598	$166,999
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$25,155	$6,062
Accrued expenses and other current liabilities	58,902	37,720
Current portion of exchangeable senior notes, net of discount	481	15,351
Current portion of long-term debt from royalty-bearing instrument	22,348	15,944
Deferred revenue, current	1,644	1,172
Total current liabilities	108,530	76,249
Long-Term Liabilities:
Exchangeable senior notes, net of discount	28,992	—
Long-term debt from royalty-bearing instrument	70,834	85,155
Deferred revenue, long-term	17,192	13,943
Other long-term liabilities	1,150	710
Total liabilities	226,698	176,057
Stockholders’ Deficit:
Preferred Stock	24,364	24,364
Common stock	208,768	207,166
Additional paid-in capital	977,866	964,914
Treasury stock	(4,229)	(1,498)
Accumulated deficit	(1,271,869)	(1,204,004)
Total stockholders’ deficit	(65,100)	(9,058)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$161,598	$166,999

* Unaudited as standalone schedule; copied from consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)

	Unaudited		Unaudited*
	Three months ended December 31,		Twelve months ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2017	2016	2017	2016
Product revenue, net	$53,482	$38,403	$179,825	$128,966
Licensing revenue	384	293	1,279	1,118
Total revenue, net	53,866	38,696	181,104	130,084
Less: Cost of goods sold	13,432	10,155	44,952	34,363
Gross margin	40,434	28,541	136,152	95,721
Operating expenses:
Selling, general and administrative (1)	35,639	31,225	134,549	111,372
Research and development (1)	11,947	10,177	47,158	49,975
Total operating expenses	47,586	41,402	181,707	161,347
Operating loss	(7,152)	(12,861)	(45,555)	(65,626)
Gain on change in fair value of derivative liabilities (2)	—	—	—	8,170
Interest expense, net	(2,240)	(2,190)	(9,337)	(18,443)
Other (expense) income, net	(26)	(101)	74	(482)
Loss from operations before taxes	(9,418)	(15,152)	(54,818)	(76,381)
Provision for income taxes (3)	(13,047)	(12,301)	(13,047)	(9,969)
Net loss	$(22,465)	$(27,453)	$(67,865)	$(86,350)
Loss per share:
Basic	$(0.08)	$(0.10)	$(0.25)	$(0.41)
Diluted	$(0.08)	$(0.10)	$(0.25)	$(0.41)
Weighted average shares outstanding:
Basic	270,906	269,223	270,652	211,874
Diluted	270,906	269,223	270,652	211,874

*	Unaudited as standalone schedule; copied from consolidated financial statements.

(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were $122,711 and $100,011 for 2017 and 2016, respectively, and research and development expenses were $45,036 and $47,723, respectively, for the same periods. Excluding non-cash stock-based compensation as well as co-promotion fees paid to the company's U.S. co-promotion partner, selling, general and administrative expenses were $100,204 and $82,042 for 2017 and 2016, respectively.

(2)	Non-cash gains and losses result from changes in the fair value of long-term debt derivative liabilities.

(3)	Included in the provisions for the years ended December 31, 2017 and 2016 is non-cash tax expense related to increases in our valuation allowance against deferred tax assets.